EXHIBIT 2.1

          THIRD AMENDMENT TO STOCK PURCHASE AND SALE AGREEMENT


     THIS THIRD AMENDMENT TO STOCK PURCHASE AND SALE AGREEMENT, is made and entered into as of this 22nd day of September, 2004 (the "Third Amendment"),
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by and between Gulf Atlantic Financial Group, Inc., a corporation organized and existing under the laws of the State of Florida ("Buyer"), and Community
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National Bancorporation, a corporation organized and existing under the laws of the State of Georgia ("Seller").  Capitalized terms used but not otherwise
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defined herein shall have the meanings so ascribed pursuant to the Stock
Purchase Agreement (defined below).

                               WITNESSETH:

     WHEREAS, pursuant to the terms of that certain Stock Purchase and Sale Agreement, dated as of October 21, 2003, as amended by that certain First Amendment to Stock Purchase and Sale Agreement dated January 29, 2004 and that certain Second Amendment to Stock Purchase Agreement dated June 29, 2004 (collectively, the "Stock Purchase Agreement"), Seller has agreed to sell to
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Buyer, and Buyer has agreed to purchase from Seller, the Shares, which represent all of the outstanding capital stock of the Bank; and

     WHEREAS, Buyer believes that is must seek to amend its application for Regulatory Approval with the Federal Reserve, such application having been initially approved on August 19, 2004.

     WHEREAS, Buyer and Seller wish to amend the Stock Purchase Agreement as set forth in this Third Amendment.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, conditions and actions hereinafter set forth, the parties hereto, each intending to be legally bound hereby, agree as follows:


                                ARTICLE I
                                AMENDMENT

     1.01 Section 2.02(a) of the Stock Purchase Agreement is deleted and replaced with the following:

             "(a)  Purchase Price.  The Purchase Price to be paid by the Buyer
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             for the Shares (the "Purchase Price"), shall be Six Million Dollars
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             ($6,000,000)."

     1.02 The first sentence of Section 2.02(b) of the Stock Purchase Agreement is deleted and replaced with the following:

             "Buyer shall pay to Seller at the Closing the Purchase Price by wire transfer of immediately available United States funds to such account as Seller shall designate in writing not less than two (2) business days prior to the Closing Date."


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     1.03   Section 2.02(c) of the Stock Purchase Agreement is deleted in its entirety.

     1.04 Section 3.01(s) of the Stock Purchase Agreement is deleted and replaced with the following:

             "(s)  Reserve for Losses.  Reduce the Bank's Reserve for Losses
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             below $400,000."

     1.05 Section 6.02(b) of the Stock Purchase Agreement is deleted and replaced with the following:

             "(b)  Representations.  The representations and warranties made
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             by Seller herein and in any certificate provided to Buyer hereunder shall be true and correct in all material respects: (i) as of the date of this Agreement and as of September 15, 2004 as though made on and as of September 15, 2004 (or as of the date when made in the case of any representation and warranty which specifically relates to an earlier date); and (ii) as of the Closing Date as though made on and as of the Closing Date (or as of the date when made in the case of any representation and warranty which specifically relates to an earlier date) unless such representations and warranties are caused not to be true or correct as of the Closing Date solely as a result of the operation of the business of the Bank in the ordinary course since September 15, 2004. The President and Secretary of Seller shall each have executed and delivered to Buyer a certificate, dated as of the Closing Date, to such effect."

     1.06 Section 7.01(c) is hereby amended to read in its entirety as follows:

             "(c)  Delay.  At any time prior to the Effective Time, by Buyer or
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             Seller, in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the transactions contemplated hereby are not consummated by the earlier to occur of: (i) November 22, 2004, and (ii) within five (5) business days of the Buyer's receipt of all remaining Governmental Approvals and the expiration of all applicable waiting periods (if any), as the same relate to Buyer's amended application for Governmental Approval, except to the extent that the failure of the Transactions then to be consummated arises out of or results from the action or inaction of the Party seeking to terminate pursuant to this Section 7.01(c)."


                                 ARTICLE II
                               MISCELLANEOUS

     2.01 Upon execution hereof, Buyer agrees to pay the $45,000 extension fee currently owing to Seller. In addition, Buyer agrees to reimburse Seller for the accrued normal interest (which shall not include any default rates or other penalties) arising from that certain Loan Agreement (the "Loan Agreement") between Seller and Rivoli Bank and Trust, dated July 7, 2004, from the date hereof until the first to occur of a Closing or a termination of the Agreement by the Seller. Seller hereby represents that the normal rate of interest under


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the Loan Agreement is a variable rate equal to .50% above the rate of interest published from time to time in the Wall Street Journal as the Prime Rate, adjusted daily and calculated on the basis of a 360 day year and actual days elapsed. In the event of a Closing, the reimbursement will be paid at Closing. In the event of Termination of the Agreement by Seller, the reimbursement shall be paid by Buyer to Seller within five (5) business days after the Termination in immediately available United States funds.

     2.02 Except as expressly amended by this Third Amendment, the terms, conditions, covenants, agreements, representations and warranties contained in the Stock Purchase Agreement, as previously amended, shall remain unaffected hereby and shall continue in full force and effect.

     2.03 This Third Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                            [signatures follow]


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     IN WITNESS HEREOF, each Party hereto has caused this Third Amendment to be executed on its behalf by its duly authorized officer, all as of the day and year first above set forth.


                                    COMMUNITY NATIONAL BANCORPORATION


                                    By:  /s/Theron G. Reed
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                                         Theron G. Reed
                                         President and Chief Executive Officer

                                    GULF ATLANTIC
                                    FINANCIAL GROUP, INC.


                                    By:  /s/Brian S. Orkin
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                                         Brian S. Orkin
                                         Sr. Vice-President